AGL Resources Announces Retirement of Chairman and CEO John W. Somerhalder II

•Andrew W. (Drew) Evans to Become President and CEO
•James A. Rubright to Become Non-Executive Chairman of the Board

ATLANTA, Nov. 9, 2015 – AGL Resources (NYSE:GAS) today announced that John W. Somerhalder II, the company’s chairman and chief executive officer and a member of the AGL Resources board of directors, will retire from his executive and board roles on December 31, 2015. Upon Somerhalder’s retirement, AGL Resources veteran Andrew W. (Drew) Evans, 49, will become president and chief executive officer. James A. Rubright, currently lead director of the AGL Resources board of directors, will become non-executive chairman of the board.
Somerhalder joined AGL Resources as president and CEO in March of 2006. During the nearly 10 years he led the company, he oversaw both the acquisition of Nicor Inc., a transaction that doubled AGL Resources’ customer base, and the company’s recently announced merger with Southern Company.
“AGL Resources will lose an outstanding leader with John’s retirement from AGL,” said Rubright. “During his tenure, AGL Resources has earned a prominent place at the forefront of America’s growing natural gas industry. We all are grateful to John for his contributions to AGL and the communities where AGL operates.” Rubright has served on the board since 2001. He is the retired chairman and CEO of RockTenn Company (now WestRock).
Evans, who currently is president and chief operating officer for AGL Resources, joined the company in May 2002 and has held several positions of increasing strategic leadership in the organization. He served as executive vice president and chief financial officer and vice president of finance and treasurer, and he also has been responsible for all of the company’s unregulated enterprises.
“The appointment of Drew Evans as president and CEO is the next step in a well-planned succession strategy,” said Somerhalder. “Drew has been an important part of our business expansion and strategy for the past 10 years. He is a seasoned energy executive who will lead the company capably and position it well for additional expansion and future growth. Drew will assume his new role at a time when the natural gas industry and the company have never been stronger.”
Prior to joining AGL Resources, Evans held leadership positions with Mirant Corporation (formerly Southern Energy Inc.), where he served in various finance and business development roles over a nine-year period. Prior to Mirant, Evans was employed by National Economic Research Associates and the Federal Reserve Bank of Boston.
Evans serves on the boards of Zoo Atlanta, Grady Memorial Hospital Corporation, New American Pathways and the Georgia Council for Economic Education. He is a graduate of Emory University.

About AGL Resources

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves more than one million retail customers through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a Fortune 500 company and a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Contacts:

Financial	Media
Sarah Stashak	Tami Gerke
Director, Investor Relations	Director, External Communications
Office: 404-584-4577	Office: 404-584-3873
sstashak@aglresources.com	tgerke@aglresources.com

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